Exhibit 99.1
United Rentals, Inc.
100 First Stamford Place, Suite 700
Stamford, CT 06902
Telephone: 203 622 3131
unitedrentals.com
United Rentals Announces Record First Quarter Results
and Raises 2024 Guidance to Reflect the Acquisition of Yak
STAMFORD, Conn. – April 24, 2024 – United Rentals, Inc. (NYSE: URI) today announced financial results for the first quarter of 2024 and raised its full-year 2024 guidance to include the expected financial contribution from the company’s acquisition of Yak1 on March 15, 2024.
First Quarter 2024 Highlights
•Total revenue of $3.485 billion, including rental revenue2 of $2.929 billion.
•Net income of $542 million, at a margin3 of 15.6%. GAAP diluted earnings per share of $8.04, and adjusted EPS4 of $9.15.
•Adjusted EBITDA4 of $1.587 billion, at a margin3 of 45.5%.
•Year-over-year, fleet productivity5 increased 4.0%.
•Net cash provided by operating activities of $1.029 billion; free cash flow4 of $869 million, including gross payments for purchases of rental equipment of $511 million.
•Gross rental capital expenditures of $595 million.
•Returned $485 million to shareholders, comprised of $375 million via share repurchases and $110 million via dividends paid.
•Net leverage ratio6 of 1.7x, with total liquidity6 of $3.561 billion, at March 31, 2024.
CEO Comment
Matthew Flannery, chief executive officer of United Rentals, said, “We're pleased with our start to 2024, which delivered first quarter records across revenue, adjusted EBITDA, and EPS. Our results are a testament to the team’s commitment to putting our customers at the center of everything we do and efficiently leveraging our competitive advantages. Our acquisition of Yak last month provides another excellent example of our strategy to grow our specialty rental business, differentiate our one-stop-shop capabilities and capitalize on both secular growth and cross-selling opportunities.”
Flannery continued, “2024 is playing out as we expected, with our updated full-year guidance reflecting the addition of Yak. As we enter our busy season, we are excited by both the immediate opportunities we see, particularly on large projects, and the longer-term outlook. We’ve built a resilient company with a well-proven strategy that is positioned to continue driving profitable growth, strong free cash flow generation and compelling shareholder value.”
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1.On March 15, 2024, the company completed the acquisition of Yak Access, LLC, Yak Mat, LLC and New South Access & Environmental Solutions, LLC (collectively, “Yak”).
2.Rental revenue includes owned equipment rental revenue, re-rent revenue and ancillary revenue.
3.Net income margin and adjusted EBITDA margin represent net income or adjusted EBITDA divided by total revenue.
4.Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted EPS (earnings per share) and free cash flow are non-GAAP measures as defined in the tables below. See the tables below for reconciliations to the most comparable GAAP measures.
5.Fleet productivity reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue.
6.The net leverage ratio reflects net debt (total debt less cash and cash equivalents) divided by adjusted EBITDA for the trailing 12 months. Total liquidity reflects cash and cash equivalents plus availability under the asset-based revolving credit facility (“ABL facility”) and the accounts receivable securitization facility.

2024 Outlook
The company has raised its 2024 outlook to reflect the expected contribution from the acquisition of Yak, which was completed on March 15, 2024. For fiscal 2024, Yak is expected to provide total revenue of approximately $300 million, adjusted EBITDA of approximately $140 million, net cash provided by operating activities of approximately $150 million and free cash flow of approximately $50 million, while adding approximately $100 million of gross rental purchases.

	Current Outlook	Prior Outlook
Total revenue	$14.950 billion to $15.450 billion	$14.650 billion to $15.150 billion
Adjusted EBITDA[7]	$7.040 billion to $7.290 billion	$6.900 billion to $7.150 billion
Net rental capital expenditures after gross purchases	$2.000 billion to $2.300 billion, after gross purchases of $3.500 billion to $3.800 billion	$1.900 billion to $2.200 billion, after gross purchases of $3.400 billion to $3.700 billion
Net cash provided by operating activities	$4.300 billion to $4.900 billion	$4.150 billion to $4.750 billion
Free cash flow excluding merger and restructuring related payments[8]	$2.050 billion to $2.250 billion	$2.000 billion to $2.200 billion
Summary of First Quarter 2024 Financial Results
•Rental revenue increased 6.9% year-over-year to a first quarter record of $2.929 billion, reflecting broad-based strength of demand across the company's end-markets. Fleet productivity increased 4.0% year-over-year, while average original equipment at cost (“OEC”) increased 3.6%.
•Used equipment sales in the quarter decreased 1.3% year-over-year. Used equipment sales generated $383 million of proceeds at a GAAP gross margin of 48.8% and an adjusted gross margin9 of 53.3%, compared to $388 million at a GAAP gross margin of 49.0% and an adjusted gross margin of 59.5% for the same period last year. The year-over-year decline in the adjusted gross margin primarily reflected the continued normalization of the used equipment market, including pricing.
•Net income for the quarter increased 20.2% year-over-year to a first quarter record of $542 million, while net income margin increased 190 basis points to 15.6%. The increase in net income margin was primarily driven by higher gross margin from rental revenue, which included the impact of a decrease in depreciation expense as a percentage of revenue, and reductions in selling, general and administrative ("SG&A") and non-rental depreciation and amortization expenses as a percentage of revenue.
•Adjusted EBITDA for the quarter increased 5.6% year-over-year to a first quarter record of $1.587 billion, while adjusted EBITDA margin decreased 30 basis points to 45.5%. The decrease in adjusted EBITDA margin primarily reflected a decrease in adjusted gross margin from used equipment sales as discussed above.
•General rentals segment rental revenue increased 2.6% year-over-year to a first quarter record of $2.070 billion, while rental gross margin was flat year-over-year at 32.9%.
•Specialty rentals segment rental revenue increased 19.0% year-over-year to a first quarter record of $859 million. Rental gross margin increased by 200 basis points year-over-year to 49.1%, supported by strong cost performance and fixed cost absorption on higher revenue.

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7.Information reconciling forward-looking adjusted EBITDA to the comparable GAAP financial measures is unavailable to the company without unreasonable effort, as discussed below.
8.Free cash flow excludes merger and restructuring related payments, which cannot be reasonably predicted for the 2024 outlook. Merger and restructuring related payments were $2 million for the three months ended March 31, 2024.
9.Used equipment sales adjusted gross margin is a non-GAAP financial measure that excludes the impact ($17 million and $41 million for the three months ended March 31, 2024 and 2023, respectively) of the fair value mark-up of fleet acquired in certain major acquisitions that was subsequently sold. This adjustment is explained further in the tables below, and represents the only difference between the GAAP gross margin and the adjusted gross margin.

•Cash flow from operating activities increased 9.6% year-over-year to $1.029 billion for the first three months of 2024, and free cash flow, including merger and restructuring related payments, increased 81.8%, from $478 million to $869 million.
•Capital management. The company's net leverage ratio was 1.7x at March 31, 2024, as compared to 1.6x at December 31, 2023. Year-to-date through March 31, 2024, the company repurchased $375 million10 of common stock and paid dividends totaling $110 million. It remains the company's intention to repurchase a total of $1.5 billion10 of common stock during 2024. Additionally, the company's Board of Directors has declared a quarterly dividend of $1.63 per share, payable on May 22, 2024 to stockholders of record on May 8, 2024.
•Total liquidity was $3.561 billion as of March 31, 2024, including $429 million of cash and cash equivalents.
•Return on invested capital (ROIC)11 of 13.6% for the 12 months ended March 31, 2024 increased 50 basis points year-over-year, and was flat sequentially. The year-over-year improvement primarily reflected increased after-tax operating income.
Conference Call
United Rentals will hold a conference call tomorrow, Thursday, April 25, 2024, at 8:30 a.m. Eastern Time. The conference call number is 800-451-7724 (international: 785-424-1226). The replay number for the call is 402-220-6054. The passcode for both the conference call and replay is 24462. The conference call will also be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call.

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10.A 1% excise tax is imposed on “net repurchases” (certain purchases minus certain issuances) of common stock. The repurchases noted above (as well as the expected future repurchases) do not include the excise tax, which totaled $3 million year-to-date through March 31, 2024.
11.The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the U.S. federal corporate statutory tax rate of 21% was used to calculate after-tax operating income.

Non-GAAP Measures
Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, adjusted earnings per share (adjusted EPS) and used equipment sales adjusted gross margin are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities less payments for purchases of, and plus proceeds from, equipment and intangible assets. The equipment and intangible asset items are included in cash flows from investing activities. EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the restructuring charges, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. Adjusted EPS represents EPS plus the sum of the restructuring charges, the impact on depreciation related to acquired fleet and property and equipment, the impact of the fair value mark-up of acquired fleet, merger related intangible asset amortization, asset impairment charge and loss on repurchase/redemption/amendment of debt securities. Used equipment sales adjusted gross margin excludes the impact of the fair value mark-up of fleet acquired in certain major acquisitions that was subsequently sold (this adjustment is explained further in the adjusted EPS and EBITDA/adjusted EBITDA tables below). The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth, and help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced; (iii) adjusted EPS provides useful information concerning future profitability; and (iv) used equipment sales adjusted gross margin provides information that is useful for evaluating the profitability of used equipment sales without regard to potential distortions. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities, earnings per share or GAAP gross margin from used equipment sales under GAAP as indicators of operating performance or liquidity. See the tables below for further discussion of these non-GAAP measures.
Information reconciling forward-looking adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort. The company is not able to provide reconciliations of adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of the company’s control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the company without unreasonable effort (as specified in the exception provided by Item 10(e)(1)(i)(B) of Regulation S-K). The company provides a range for its adjusted EBITDA forecast that it believes will be achieved, however it cannot accurately predict all the components of the adjusted EBITDA calculation. The company provides an adjusted EBITDA forecast because it believes that adjusted EBITDA, when viewed with the company’s results under GAAP, provides useful information for the reasons noted above. However, adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity.
About United Rentals
United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 1,520 rental locations in North America, 38 in Europe, 23 in Australia and 19 in New Zealand. In North America, the company operates in 49 states and every Canadian province. The company’s approximately 26,650 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 4,800 classes of equipment for rent with a total original cost of $20.59 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the impact of global economic conditions (including inflation, increased interest rates, supply chain constraints and potential trade wars, sanctions and other conditions related to international conflicts) and public health crises and epidemics on us, our customers and our suppliers, in the United States and the rest of the world; (2) declines in construction or industrial activity, which can adversely impact our revenues and, because many of our costs are fixed, our profitability; (3) rates we charge and time utilization we achieve being less than anticipated; (4) changes in customer, fleet, geographic and segment mix; (5) excess fleet in the equipment rental industry; (6) inability to benefit from government spending, including spending associated with infrastructure projects, or a reduction in government spending; (7) trends in oil and natural gas, including significant increases in the prices of oil or natural gas, could adversely affect the demand for our services and products; (8) competition from existing and new competitors; (9) the cyclical nature of the industry in which we operate and the industries of our customers, such as those in the construction industry; (10) costs we incur being more than anticipated, including as a result of inflation, and the inability to realize expected savings in the amounts or time frames planned; (11) our significant indebtedness, which requires us to use a substantial amount of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (12) inability to refinance our indebtedness on terms that are favorable to us, including as a result of volatility and uncertainty in capital or credit markets or increases in interest rates, or at all; (13) incurrence of additional debt, which could exacerbate the risks associated with our current level of indebtedness; (14) noncompliance with financial or other covenants in our debt agreements, which could result in our lenders terminating the agreements and requiring us to repay outstanding borrowings; (15) restrictive covenants and the amount of borrowings permitted under our debt instruments, which can limit our financial and operational flexibility; (16) inability to access the capital that our businesses or growth plans may require, including as a result of uncertainty in capital or credit markets; (17) the possibility that companies that we have acquired or may acquire could have undiscovered liabilities, or that companies or assets that we have acquired or may acquire could involve other unexpected costs, may strain our management capabilities, or may be difficult to integrate, and that we may not realize the expected benefits from an acquisition over the timeframe we expect, or at all; (18) incurrence of impairment charges; (19) fluctuations in the price of our common stock and inability to complete stock repurchases or pay dividends in the time frames and/or on the terms anticipated; (20) our charter provisions as well as provisions of certain debt agreements and our significant indebtedness may have the effect of making more difficult or otherwise discouraging, delaying or deterring a takeover or other change of control of us; (21) inability to manage credit risk adequately or to collect on contracts with a large number of customers; (22) turnover in our management team and inability to attract and retain key personnel, as well as loss, absenteeism or the inability of employees to work or perform key functions in light of public health crises or epidemics; (23) inability to obtain equipment and other supplies for our business from our key suppliers on acceptable terms or at all, as a result of supply chain disruptions, insolvency, financial difficulties or other factors; (24) increases in our maintenance and replacement costs and/or decreases in the residual value of our equipment; (25) inability to sell our new or used fleet in the amounts, or at the prices, we expect; (26) risks related to security breaches, cybersecurity attacks, failure to protect personal information, compliance with privacy, data protection and cyber incident reporting laws and regulations, and other significant disruptions in our information technology systems; (27) risks related to climate change and climate change regulation; (28) risks related to our environmental and social goals, including our greenhouse gas intensity reduction goal; (29) the fact that our holding company structure requires us to depend in part on distributions from subsidiaries and such distributions could be limited by contractual or legal restrictions; (30) shortfalls in our insurance coverage; (31) increases in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (32) incurrence of expenses (including indemnification obligations) and other costs in connection with litigation, regulatory and investigatory matters; (33) the costs of complying with environmental, safety and foreign laws and regulations, as well as other risks associated with non-U.S. operations, including currency exchange risk, and tariffs; (34) the outcome or other potential consequences of regulatory and investigatory matters and litigation; (35) labor shortages and/or disputes, work stoppages or other labor difficulties, which may impact our productivity and increase our costs, and changes in law that could affect our labor relations or operations generally; and (36) the effect of changes in tax law.

For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2023, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations, except as required by law.

# # #
Contact:
Elizabeth Grenfell
Vice President, Investor Relations
O: (203) 618-7125
investors@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share amounts)

	Three Months Ended
	March 31,
	2024	2023
Revenues:
Equipment rentals	$2,929	$2,740
Sales of rental equipment	383	388
Sales of new equipment	48	44
Contractor supplies sales	36	34
Service and other revenues	89	79
Total revenues	3,485	3,285
Cost of revenues:
Cost of equipment rentals, excluding depreciation	1,244	1,162
Depreciation of rental equipment	582	575
Cost of rental equipment sales	196	198
Cost of new equipment sales	38	36
Cost of contractor supplies sales	25	24
Cost of service and other revenues	54	49
Total cost of revenues	2,139	2,044
Gross profit	1,346	1,241
Selling, general and administrative expenses	389	382
Restructuring charge	1	1
Non-rental depreciation and amortization	104	118
Operating income	852	740
Interest expense, net	160	150
Other income, net	(3)	(4)
Income before provision for income taxes	695	594
Provision for income taxes	153	143
Net income	$542	$451
Diluted earnings per share	$8.04	$6.47
Dividends declared per share	$1.63	$1.48

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	March 31, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$429	$363
Accounts receivable, net	2,221	2,230
Inventory	208	205
Prepaid expenses and other assets	151	135
Total current assets	3,009	2,933
Rental equipment, net	13,979	14,001
Property and equipment, net	916	903
Goodwill	6,863	5,940
Other intangible assets, net	666	670
Operating lease right-of-use assets	1,181	1,099
Other long-term assets	44	43
Total assets	$26,658	$25,589
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$1,087	$1,465
Accounts payable	959	905
Accrued expenses and other liabilities	1,318	1,267
Total current liabilities	3,364	3,637
Long-term debt	11,318	10,053
Deferred taxes	2,690	2,701
Operating lease liabilities	966	895
Other long-term liabilities	200	173
Total liabilities	18,538	17,459
Common stock	1	1
Additional paid-in capital	2,638	2,650
Retained earnings	12,103	11,672
Treasury stock	(6,343)	(5,965)
Accumulated other comprehensive loss	(279)	(228)
Total stockholders’ equity	8,120	8,130
Total liabilities and stockholders’ equity	$26,658	$25,589

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In millions)

	Three Months Ended
	March 31,
	2024	2023
Cash Flows From Operating Activities:
Net income	$542	$451
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	686	693
Amortization of deferred financing costs and original issue discounts	4	4
Gain on sales of rental equipment	(187)	(190)
Gain on sales of non-rental equipment	(3)	(4)
Insurance proceeds from damaged equipment	(13)	(9)
Stock compensation expense, net	28	24
Restructuring charge	1	1
Loss on repurchase/redemption/amendment of debt securities	1	—
(Decrease) increase in deferred taxes	(17)	35
Changes in operating assets and liabilities, net of amounts acquired:
Decrease (increase) in accounts receivable	98	(13)
Increase in inventory	(3)	(2)
Decrease in prepaid expenses and other assets	15	125
Decrease in accounts payable	(74)	(25)
Decrease in accrued expenses and other liabilities	(49)	(151)
Net cash provided by operating activities	1,029	939
Cash Flows From Investing Activities:
Payments for purchases of rental equipment	(511)	(797)
Payments for purchases of non-rental equipment and intangible assets	(58)	(73)
Proceeds from sales of rental equipment	383	388
Proceeds from sales of non-rental equipment	13	12
Insurance proceeds from damaged equipment	13	9
Purchases of other companies, net of cash acquired	(1,118)	(299)
Purchases of investments	(2)	—
Net cash used in investing activities	(1,280)	(760)
Cash Flows From Financing Activities:
Proceeds from debt	4,609	2,330
Payments of debt	(3,743)	(2,110)
Payments of financing costs	(16)	—
Common stock repurchased, including tax withholdings for share based compensation (1)	(415)	(303)
Dividends paid	(110)	(103)
Net cash provided by (used in) financing activities	325	(186)
Effect of foreign exchange rates	(8)	—
Net increase (decrease) in cash and cash equivalents	66	(7)
Cash and cash equivalents at beginning of period	363	106
Cash and cash equivalents at end of period	$429	$99
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$131	$29
Cash paid for interest	195	178
(1)See above for a discussion of our share repurchase programs. The common stock repurchases include i) shares repurchased pursuant to the share repurchase programs and ii) shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock unit awards.

UNITED RENTALS, INC.
RENTAL REVENUE

Fleet productivity is a comprehensive metric that provides greater insight into the decisions made by our managers in support of growth and returns. Specifically, we seek to optimize the interplay of rental rates, time utilization and mix in driving rental revenue. Fleet productivity aggregates, in one metric, the impact of changes in rates, utilization and mix on owned equipment rental revenue.

We believe that this metric is useful in assessing the effectiveness of our decisions on rates, time utilization and mix, particularly as they support the creation of shareholder value. The table below shows the components of the year-over-year change in rental revenue using the fleet productivity methodology:

	Year-over-year change in average OEC	Assumed year-over-year inflation impact (1)	Fleet productivity (2)	Contribution from ancillary and re-rent revenue (3)	Total change in rental revenue
Three Months Ended March 31, 2024	3.6%	(1.5)%	4.0%	0.8%	6.9%
Please refer to our First Quarter 2024 Investor Presentation for additional detail on fleet productivity.
(1)Reflects the estimated impact of inflation on the revenue productivity of fleet based on OEC, which is recorded at cost.
(2)Reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue. Changes in customers, fleet, geographies and segments all contribute to changes in mix.
(3)Reflects the combined impact of changes in other types of equipment rental revenue: ancillary and re-rent (excludes owned equipment rental revenue).

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended
	March 31,
	2024	2023	Change
General Rentals
Reportable segment equipment rentals revenue	$2,070	$2,018	2.6%
Reportable segment equipment rentals gross profit	681	663	2.7%
Reportable segment equipment rentals gross margin	32.9%	32.9%	— bps
Specialty
Reportable segment equipment rentals revenue	$859	$722	19.0%
Reportable segment equipment rentals gross profit	422	340	24.1%
Reportable segment equipment rentals gross margin	49.1%	47.1%	200 bps
Total United Rentals
Total equipment rentals revenue	$2,929	$2,740	6.9%
Total equipment rentals gross profit	1,103	1,003	10.0%
Total equipment rentals gross margin	37.7%	36.6%	110 bps

UNITED RENTALS, INC.
DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended
	March 31,
	2024	2023
Numerator:
Net income available to common stockholders	$542	$451
Denominator:
Denominator for basic earnings per share—weighted-average common shares	67.2	69.4
Effect of dilutive securities:
Employee stock options	—	—
Restricted stock units	0.2	0.3
Denominator for diluted earnings per share—adjusted weighted-average common shares	67.4	69.7
Diluted earnings per share	$8.04	$6.47

UNITED RENTALS, INC.
ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION

We define “earnings per share – adjusted” as the sum of earnings per share – GAAP, as-reported plus the impact of the following special items: merger related intangible asset amortization, impact on depreciation related to acquired fleet and property and equipment, impact of the fair value mark-up of acquired fleet, restructuring charge, asset impairment charge and loss on repurchase/redemption/amendment of debt securities. See below for further detail on the special items. Management believes that earnings per share - adjusted provides useful information concerning future profitability. However, earnings per share - adjusted is not a measure of financial performance under GAAP. Accordingly, earnings per share - adjusted should not be considered an alternative to GAAP earnings per share. The table below provides a reconciliation between earnings per share – GAAP, as-reported, and earnings per share – adjusted.

	Three Months Ended
	March 31,
	2024	2023
Earnings per share - GAAP, as-reported	$8.04	$6.47
After-tax (1) impact of:
Merger related intangible asset amortization (2)	0.49	0.70
Impact on depreciation related to acquired fleet and property and equipment (3)	0.40	0.32
Impact of the fair value mark-up of acquired fleet (4)	0.19	0.44
Restructuring charge (5)	0.01	0.02
Asset impairment charge (6)	0.01	—
Loss on repurchase/redemption/amendment of debt securities	0.01	—
Earnings per share - adjusted	$9.15	$7.95
Tax rate applied to above adjustments (1)	25.2%	25.3%
(1)The tax rates applied to the adjustments reflect the statutory rates in the applicable entities.
(2)Reflects the amortization of the intangible assets acquired in the major acquisitions completed since 2012 that significantly impact our operations (the "major acquisitions," each of which had annual revenues of over $200 million prior to acquisition). The decrease in 2024 primarily reflects the impact of reduced amortization associated with the Ahern Rentals acquisition.
(3)Reflects the impact of extending the useful lives of equipment acquired in certain major acquisitions, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.
(4)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold. The decrease in 2024 primarily reflects decreased sales of rental equipment acquired in the Ahern Rentals acquisition.
(5)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. Since the first such restructuring program was initiated in 2008, we have completed seven restructuring programs and have incurred total restructuring charges of $381 million. We currently have no open restructuring programs.
(6)Reflects write-offs of leasehold improvements and other fixed assets.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS
($ in millions, except footnotes)

EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the restructuring charges, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. See below for further detail on each adjusting item. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and for strategic planning and forecasting purposes, and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. The net income and adjusted EBITDA margins represent net income or adjusted EBITDA divided by total revenue. Management believes that EBITDA and adjusted EBITDA, when viewed with the company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Three Months Ended
	March 31,
	2024	2023
Net income	$542	$451
Provision for income taxes	153	143
Interest expense, net	160	150
Depreciation of rental equipment	582	575
Non-rental depreciation and amortization	104	118
EBITDA	$1,541	$1,437
Restructuring charge (1)	1	1
Stock compensation expense, net (2)	28	24
Impact of the fair value mark-up of acquired fleet (3)	17	41
Adjusted EBITDA	$1,587	$1,503
Net income margin	15.6%	13.7%
Adjusted EBITDA margin	45.5%	45.8%
(1)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. Since the first such restructuring program was initiated in 2008, we have completed seven restructuring programs and have incurred total restructuring charges of $381 million. We currently have no open restructuring programs.
(2)Represents non-cash, share-based payments associated with the granting of equity instruments.
(3)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold. The decrease in 2024 primarily reflects decreased sales of rental equipment acquired in the Ahern Rentals acquisition.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS (continued)
(In millions, except footnotes)

The table below provides a reconciliation between net cash provided by operating activities and EBITDA and adjusted EBITDA.

	Three Months Ended
	March 31,
	2024	2023
Net cash provided by operating activities	$1,029	$939
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(4)	(4)
Gain on sales of rental equipment	187	190
Gain on sales of non-rental equipment	3	4
Insurance proceeds from damaged equipment	13	9
Restructuring charge (1)	(1)	(1)
Stock compensation expense, net (2)	(28)	(24)
Loss on repurchase/redemption/amendment of debt securities	(1)	—
Changes in assets and liabilities	17	117
Cash paid for interest	195	178
Cash paid for income taxes, net	131	29
EBITDA	$1,541	$1,437
Add back:
Restructuring charge (1)	1	1
Stock compensation expense, net (2)	28	24
Impact of the fair value mark-up of acquired fleet (3)	17	41
Adjusted EBITDA	$1,587	$1,503
(1)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. Since the first such restructuring program was initiated in 2008, we have completed seven restructuring programs and have incurred total restructuring charges of $381 million. We currently have no open restructuring programs.
(2)Represents non-cash, share-based payments associated with the granting of equity instruments.
(3)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold. The decrease in 2024 primarily reflects decreased sales of rental equipment acquired in the Ahern Rentals acquisition.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions, except footnotes)

We define “free cash flow” as net cash provided by operating activities less payments for purchases of, and plus proceeds from, equipment and intangible assets. The equipment and intangible asset items are included in cash flows from investing activities. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended
	March 31,
	2024	2023
Net cash provided by operating activities	$1,029	$939
Payments for purchases of rental equipment	(511)	(797)
Payments for purchases of non-rental equipment and intangible assets	(58)	(73)
Proceeds from sales of rental equipment	383	388
Proceeds from sales of non-rental equipment	13	12
Insurance proceeds from damaged equipment	13	9
Free cash flow (1)	$869	$478
(1)Free cash flow included aggregate merger and restructuring related payments of $2 million and $1 million for the three months ended March 31, 2024 and 2023, respectively.
The table below provides a reconciliation between 2024 forecasted net cash provided by operating activities and free cash flow.

Net cash provided by operating activities	$4,300-$4,900
Payments for purchases of rental equipment	$(3,400)-$(3,900)
Proceeds from sales of rental equipment	$1,400-$1,600
Payments for purchases of non-rental equipment and intangible assets, net of proceeds from sales and insurance proceeds from damaged equipment	$(250)-$(350)
Free cash flow excluding merger and restructuring related payments	$2,050- $2,250